EXHIBIT 10.8

CONSULTING AGREEMENT

This Consulting Agreement (herein referred to as “Agreement”) is made and entered into as of January 1, 2022 (the “Effective Date”), by and between Monopar Therapeutics Inc. (herein referred to as “Monopar”), a Delaware corporation, located at 1000 Skokie Blvd, Suite 350, Wilmette, IL 60091, and Christopher M. Starr, Ph.D., (herein referred to as “Consultant”), whose principal address is # (each herein referred to as “Party” and collectively as “Parties”).

RECITALS

WHEREAS, Consultant is a seasoned Chief Executive Officer in the biopharmaceutical product development industry with extensive experience overseeing research and development, clinical development, regulatory affairs, clinical and commercial manufacturing, quality operations, commercial launches and corporate fundraising;

WHEREAS, Consultant has served as Monopar’s Executive Chair and Board member since 2014 and Monopar desires to contract with Consultant to provide certain consultation services, as requested by Monopar, and Consultant wishes to provide such services to Monopar, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

1.	Consulting Arrangement. Consultant agrees to perform consulting services as described herein upon the terms and conditions herein set forth.

2.

Term of Agreement. Subject to the provision for early termination set forth below in Section 5 of this Agreement, this Agreement shall commence as of the Effective Date and terminate on December 31, 2022 (the “Term”). This Agreement shall automatically renew annually on January 1, unless either Party terminates this Agreement in writing with a 30-day notice.

3.	Duties of Consultant.

3.1

Specific Duties. Consultant shall provide advice in the areas of research, clinical development, manufacturing, quality, regulatory affairs, commercialization and fundraising strategy, including participation in various internal and external meetings with Monopar herein referred to as the “Services”.

3.2

Obligations. Consultant shall be diligent in the performance of Services, and be professional in his commitment to meeting his obligations hereunder. Consultant represents and warrants that Consultant is not party to any other existing agreement, which would prevent it from entering into this Agreement or which would adversely affect this Agreement. Consultant shall not perform Services for any other individuals or entities in direct competition with Monopar, defined as individuals or entities developing either treatments for oral mucositis, advanced soft tissue sarcomas, or drug candidates targeting the urokinase plasminogen activator receptor, except as provided for by mutual written agreement of the Parties. Consultant shall not perform services for any party which would require or facilitate the unauthorized disclosure of any confidential or proprietary information of Monopar.

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3.3

Reporting. Consultant shall be authorized to use his own discretion and judgment as to when and what depth of information/results he deems constructive and appropriate to report to the Board of Directors.

3.4

Consultation and Advice. Consultant shall advise Chandler D. Robinson, M.D., and/or any other assigned Monopar employee or consultant as may be designated by Monopar and in accordance with his own judgment and discretion.

3.5	Compensation. Monopar shall pay Consultant at $120,000 per year paid monthly $10,000 in arrears.

Any obligation to compensate Consultant under this Agreement that arises prior to termination of this Agreement will survive the termination of this Agreement.

Consultant shall not be reimbursed, and is responsible for the facilities and equipment necessary to perform Services required under this Agreement.

The verbal annual agreement for consulting services for $40,000 per year that was effective October 1, 2018  between the Company and the Consultant shall be terminated upon the effectiveness of this Agreement.

4.

Reimbursement of Other Expenses. Monopar shall promptly reimburse Consultant for all direct expenses incurred in providing the Services to Monopar pursuant to this Agreement, including travel, meals and lodging as long as Monopar’s prior approval has been obtained. Invoices submitted by Consultant pursuant to this Section 4 shall include detail of all reimbursable expenses incurred during the period covered by such invoice as well as receipts.

5.

Termination of Agreement - Failure to perform. In the event that Consultant ceases to perform the Services or breaches his obligations as required hereunder for any reason, Monopar shall have the right to immediately terminate this Agreement upon notice to Consultant and to enforce such other rights and remedies as it may have as a result of said breach.

6.

Certain Liabilities. It is understood and agreed that Consultant shall be acting as an independent contractor and not as an agent or employee of, or partner, joint venturer or in any other relationship with Monopar. Consultant will be solely responsible for all insurance, employment taxes, FICA taxes and all obligations to governments or other organizations for his employees arising out of this consulting assignment. Consultant acknowledges that no income, social security or other taxes shall be withheld or accrued by Monopar for Consultant’s benefit. Consultant assumes all risks and hazards encountered in the performance of duties under this Agreement. Unless Monopar has provided prior written approval, Consultant shall not use any sub-contractors to perform obligations hereunder. Consultant shall be solely responsible for any and all injuries, including death, to all persons and any and all loss or damage to property, which may result from performance under this Agreement.

7.

Indemnities. Consultant hereby agrees to indemnify Monopar and hold Monopar harmless from and against all claims (whether asserted by a person, firm, entity or governmental unit or otherwise), liabilities, losses, damages, expenses, charges and fees which Monopar may sustain or incur arising out of or attributable to any breach, gross negligence or willful misconduct by Consultant, as applicable, in the performance under this Agreement.

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Monopar hereby agrees to indemnify Consultant and hold Consultant harmless from and against all liabilities, losses, damages, expenses, charges and fees which Consultant may sustain or incur by reason of any claim which may be asserted against Consultant by any person, firm, corporation or governmental unit and which may arise out of or be attributable to any gross negligence or willful misconduct by Monopar or its employees or contractors, as applicable, in the performance of this Agreement.

8.

Warranties. The Services shall be performed in a professional manner, consistent with industry standards. In performing the Services, Consultant shall not make any unauthorized use of any confidential or proprietary information of any other party or infringe the intellectual property rights of any other party.

9.

Arbitration. Any controversy or claim between Monopar and Consultant arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The site of the arbitration shall be Chicago, IL, and except as provided herein the arbitration shall be conducted in accordance with the Rules of the American Arbitration Association prevailing at the time the demand for arbitration is made hereunder. At least one member of the arbitration panel shall be an expert knowledgeable in the area of biopharmaceutical clinical operations. Judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction and shall be binding and final. The cost of arbitration shall be borne by the losing Party, as determined by the arbitrator(s).

10.

Confidential Information. Consultant has an obligation of confidentiality in his Executive Chair and Board member duties for Monopar and affirms that such confidentiality commitment shall also apply to confidential information accessed under this Agreement.

11.

Inventions. Consultant agrees that all ideas, developments, suggestions and inventions conceived or reduced to practice during the course of performance under this Agreement shall be the exclusive property of Monopar and shall be promptly communicated and assigned to Monopar. Consultant shall require any other parties contracted by Consultant to disclose the same to Consultant and to be bound by the provisions of this paragraph. During the period of this Agreement and thereafter at any reasonable time when called upon to do so by Monopar, Consultant shall require any employees of or other parties contracted by Consultant to execute patent applications, assignments to Monopar (or any designee of Monopar) and other papers and to perform acts which Monopar believes necessary to secure to Monopar full protection and ownership of the rights in and to the services performed by Consultant and/or for the preparation, filing and prosecution of applications for patents or inventions made by any employees of or other parties contracted by Consultant hereunder. The decision to file patent applications on inventions made by any employees of or other parties contracted by Consultant shall be made by Monopar and shall be for such countries, as Monopar shall elect. Monopar agrees to bear all the expense in connection with the preparation, filing and prosecution of applications for patents and for all matters provided in this paragraph requiring the time and/or assistance of Consultant as to such inventions.

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12.	Miscellaneous.

12.1

Notice. Any notices to be given hereunder by either Party to the other may be effectuated, in writing, by personal delivery or by mail, registered or certified, postage prepaid, with return receipt requested, or by electronic mail. Mailed notices shall be addressed to the parties at the following addresses:

If to Monopar:	Monopar Therapeutics Inc.
1000 Skokie Blvd Suite 350 Wilmette, IL, 60091 Attention: Chandler D. Robinson, M.D. Email: #

If to Consultant:	#
Attention: Christopher M. Starr, Ph.D. Email: #

or at such other addresses as either Monopar or Consultant may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fourth day after the date so mailed. If sent by electronic mail, such notice will be deemed given upon confirmation of receipt by recipient.

12.2	Waiver of Breach. The waiver by either Party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by either Party.

12.3

Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid or enforceable, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid portion so modified or severed.

12.4

Choice of Law. This Agreement has been made and entered into in the State of Illinois, and the laws of such state, excluding its choice of law rules, shall govern the validity and interpretation of this Agreement and the performance due hereunder. The losing party in any dispute hereunder shall pay the attorneys’ fees and disbursements of the prevailing party.

12.5

Integration. The drafting, execution and delivery of this Agreement by the Parties have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof unless expressly referred to herein.

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12.6	Modification. This Agreement may not be modified unless such is in writing and signed by both Parties to this Agreement.

12.7

Assignment. Consultant shall not be permitted to assign this Agreement to any other person or entity without the prior written consent of Monopar. Consultant hereby agrees that Monopar shall be permitted to assign this Agreement to any affiliate of Monopar. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

12.8

Survival. The provisions of Sections 7, 8, 9, 10, and 11 shall survive expiration or termination of this Agreement for any reason. Expiration or termination of this Agreement shall not affect Monopar’s obligations to pay any amounts that may then be due to Consultant.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ACCEPTED AND AGREED TO:

CONSULTANT	MONOPAR THERAPEUTICS INC.

/s/ Christopher M. Starr, Ph.D.	/s/ Chandler D. Robinson
BY: Christopher M. Starr, Ph.D.	BY: CHANDLER D. ROBINSON ITS: CHIEF EXECUTIVE OFFICER

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